                                                                   EXHIBIT 10.43
                                              [*] DENOTES EXPURGATED INFORMATION


                           BREWING SERVICES AGREEMENT

                                     BETWEEN

                             BOSTON BEER CORPORATION

                                       AND

                             MATT BREWING CO., INC.

      AGREEMENT entered into as of the 15th day of March, 2003, by and between BOSTON BEER CORPORATION, a Massachusetts corporation with its principal place of business at 75 Arlington Street, Boston, Massachusetts 02116 ("BBC"), and MATT BREWING CO., INC., a New York corporation with its principal place of business at 811 Edward Street, Utica, New York 13502 ("Matt"). BBC and Matt are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

      Matt owns and operates a brewery located in Utica, New York (the "Matt Brewery"); and BBC and Matt desire to enter into an agreement pursuant to which Matt will supply to BBC and BBC shall purchase from Matt "Products", as defined in Subsection 1(b) below;

      ACCORDINGLY, for and in consideration of the mutual agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

      1.    SCOPE OF AGREEMENT

      (a) During the Term of this Agreement, as defined in Section 4 below, and in accordance with the terms and conditions set forth herein, Matt agrees to brew, package and sell to BBC, or, in the event an alternating proprietorship be established, as contemplated by Section 8, to give BBC access to the Matt Brewery and make available to BBC Matt's production personnel to allow BBC to produce, Products.

      (b) For purposes of this Agreement, BBC's "Products" shall include those BBC proprietary products set forth in Schedule A attached hereto, and such other beer products as BBC may, with Matt's consent, introduce from time to time. Schedule A shall be periodically updated to reflect additions and deletions and provide a current list of all BBC products deemed to be Products subject to this Agreement. Matt shall not be required to produce more than [*] different Products concurrently.

      2.    PRICE AND MANNER OF PAYMENT

            (a) Except as otherwise provided in the following subsections of this Section 2, BBC shall pay Matt for Products an amount (the "Price") equal to the (i) the net cost to Matt of raw materials used in producing such Products that are purchased by Matt, as provided in

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Section 3 below; (ii) all federal, state and local excise taxes attributable to such Products that are paid by Matt; and (iii) the "Brewery Charge" provided for in subsection (b) of this Section 2. In determining the "net cost to Matt of raw materials", account shall be taken of quantity discounts, but not discounts resulting from cash payments or credit terms. Matt and BBC agree to consult and cooperate with one another to achieve reductions, or to minimize increases, in the costs of raw materials purchased by Matt for the production of Products.

            (b) The "Brewery Charge" for (1) packaged beer, and (2) 1/2 kegs, 1/4 kegs and 1/6 kegs, shall initially be the amounts set forth on the schedules attached to this Agreement as Schedules B-1 and B-2, respectively, as of the date of this Agreement, but such schedules shall updated by Matt as of [*], and quarterly thereafter to reflect Matt's then current cost of producing Products. The figures contained in such updates shall be certified by Matt's chief financial officer, and increases or decreases in such Brewery Charges shall take effect on the first day of the month which is one month after the update. If BBC wishes to have such figures audited by an independent certified public accountant, it may do so, at its own expense, but such certified public accountant must (i) be satisfactory to Matt, and (ii) agree not to disclose to BBC (or anyone else) Matt's production figures (other than for Products). If Matt incurs any significant processing, material handling or storage costs or savings in excess of those set forth in Schedules B-1 and B-2 as of the date of this Agreement, the Brewery Charge shall be appropriately adjusted. Notwithstanding the foregoing, the Brewery Charge shall not exceed, or be less than, the following (unless force majeure conditions result in increased production costs, as contemplated by subsection 9(b):

                                   Maximum                    Minimum
Packaged Beer (per Case)           $[ * ]                     $[ * ]
1/2 Keg                            $[ * ]                     $[ * ]
1/4 Keg                            $[ * ]                     $[ * ]
1/6 Keg                            $[ * ]                     $[ * ]

            (c) Matt and BBC agree to consult and cooperate with one another to achieve reductions, or to minimize increases, in Matt's cost of producing Products, and, to that end, BBC may make investments in the Matt Brewery as provided in Section 10.

            (d) Prices are F.O.B. the carrier's trucks at Matt's docks (i.e., Prices include the cost of loading trucks at Matt's dock) and include Matt's labor costs, overhead, profit and other costs incurred in the brewing and packaging of Products.

            (e) Matt will invoice BBC for the Price of Products shipped on the date the Products are shipped. All such invoices will be sent to BBC by facsimile and BBC will pay on each Thursday by electronic funds transfer all invoices received by the previous Friday. Matt will invoice BBC for charges imposed pursuant to other provisions of this agreement on a timely basis after their amount has been determined. Payment of such invoices shall be due and payable within thirty (30) days of receipt by BBC. If, at any time, BBC has failed to pay any amount due in a timely manner after written notice to BBC of such failure, Matt may, unless BBC has notified Matt that it disputes the amount in good faith and supplied supporting documentation, suspend production on behalf of BBC hereunder for so long as such failure continues, and Matt reserves the right to require advance payments if the failure to make timely payments becomes chronic. The parties shall use best efforts to resolve any dispute over any amount due promptly.


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
      3. BREWING AND OTHER INGREDIENTS, YEAST, PACKAGING MATERIALS, BREWING SUPPLIES AND OTHER MATERIALS


            (a) Brewing and Other Ingredients

                  (i) All regular, specialty and two row and six row malt used in producing Products shall be purchased by Matt in accordance with BBC specifications and from vendors specified by BBC, with the exception that any specialty malts unique to Products will be specified and purchased directly from malt vendors by BBC.

                  (ii) All hops used by Matt for Products will be specified and purchased directly from hop vendors by BBC.

                  (iii) All flavorings, extracts, dextrose, lactose, fructose, corn syrups or other adjuncts used by Matt both for Products and for other Matt or Matt contract brewing products will be purchased directly by Matt. All such ingredients unique to Products will be specified and purchased directly from vendors by BBC.

The specialty malts, hops and flavorings, etc., unique to Products that BBC purchases shall be requisitioned by Matt from BBC and delivered or caused to be delivered by BBC, at no cost to Matt, in quantities appropriate to scheduled brewing requirements for Products. In the event that vendor minimum order quantities and/or lead times require Matt to requisition more specialty malts than are needed for production within the next two weeks or hops and flavorings, etc. than are needed for production within the next four weeks, Matt may cause the excess to be moved to an outside warehouse. BBC agrees to pay, or reimburse Matt for, all expenses incurred in that regard, including, without limitation, transportation and storage charges, provided that prior notice has been given to BBC.

            (b) Yeast

                  (i) The Parties acknowledge that they each have yeast that they consider proprietary. Each of the Parties agrees not to give the other Party's proprietary yeast to any third party without the prior written consent of such other Party. Each Party agrees, upon any termination of this Agreement, to discontinue all use of the other Party's yeast and to certify in writing that it has done so. Nothing in this Agreement shall preclude either Party from using at any time during or after the termination of this Agreement yeast(s) that it used or held prior to the commencement of this Agreement.

                  (ii) [ * ]. In the event BBC's yeast is used in the brewing of the Products, it shall be supplied by BBC at no charge to Matt and shall be segregated and identified as BBC yeast and Matt shall provide yeast propagation, maintenance and storage services to BBC. Matt's reasonable cost of providing such services shall be invoiced to BBC monthly at Matt's cost. BBC shall also pay all reasonable costs, if any, incurred by Matt in setting up facilities needed to provide such services and for any equipment needed, as provided in
Section 10.


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
            (c) Packaging Materials

                  (i) For purposes of this Agreement, "Packaging Materials" shall be defined as all bottles, cans, crowns, labels, cases, cartons, kegs, tap covers, pallets and the like used in the packaging and shipment of Products.

                  (ii) All Packaging Materials shall be purchased by BBC and will remain the property of BBC. Packaging Materials, including kegs and pallets, shall be requisitioned by Matt from BBC and delivered or caused to be delivered by BBC, at no cost to Matt, in quantities appropriate to scheduled packaging requirements for Products. It is contemplated that deliveries of Packaging Materials to Matt will be coordinated to keep inventories of Packaging Materials required to be held by Matt to a minimum; if they are not, Matt may cause the excess to be moved to an outside warehouse. BBC agrees to pay, or reimburse Matt for, all expenses incurred in that regard, including, without limitation, transportation and storage charges, provided that prior notice has been given to BBC.

                  (iii) BBC will reimburse Matt for the costs resulting from BBC-supplied Packaging Materials not meeting the size, performance or other packaging specifications appropriate for normal processing on Matt packaging equipment. The charge-back will be determined by extra out-of-pocket handling and processing costs caused by such failure to meet specifications. When determining the appropriate charge-back, Matt will also take into consideration industry practices and its experience with similar failures to meet specifications.

                  (iv) BBC has the right, subject to the approval of Matt, which approval will not be unreasonably withheld, to make changes in Packaging Materials. All costs reasonably incurred by Matt in making any such changes will be borne solely by BBC.

            (d) Packaging Supplies. Matt shall purchase and supply at its own cost Lock `n Pop, shrink wrap, label adhesive and hot melt glue used in packaging and shipping of the Products.

            (e) Brewing Supplies.

                  (i) For purpose of this Agreement, "Brewing Supplies" includes CalTax (Cacl2), Gypsum, phosphoric acid, Polyclar 10, Standard and Special Silica Gel, Zinc Sulphate, DE Filter Power, and Papain.

                  (ii) Matt shall purchase and supply at its own cost all Brewing Supplies used in the brewing of Products.

            (f) Other Materials.

                  (i) Any materials used in the production of Products, not specifically mentioned in subsections 3(a), 3(b), 3(c), 3(d) and 3(e), including, without limitation, miscellaneous chemicals, colors, flavors, adjuncts and incidental items, shall be supplied in accordance with the following provisions of this subsection 3(f).

                  (ii) Those materials that are unique to Products (i.e., that Matt does not use for its own or its other contract brewing products) shall be specified and purchased directly from vendors by BBC and will be owned by BBC. Such materials shall be requisitioned by Matt from BBC and delivered or caused to be delivered to Matt by BBC, at no cost to Matt, in quantities appropriate for currently scheduled brewing and/or packaging requirements for Products. In the event that vendor minimum order quantities and/or lead times require Matt to requisition more of such materials than are needed for current production, Matt may cause the excess to be moved to an outside warehouse. BBC agrees to pay, or reimburse Matt for, all expenses incurred in that regard, including, without limitation, transportation and storage charges, provided that prior notice has been given to BBC.

                  (iii) Those materials that are not unique to BBC (i.e., that Matt uses for its own or its other contract brewing products) shall be purchased directly by Matt, inventoried and owned by Matt, and invoiced to BBC, at Matt's cost, at the time of use.

            (g) BBC shall have sole responsibility for the selection and approval of all Brewing and Other Ingredients, Brewing Supplies and Other Materials used to produce Products. BBC shall also have sole responsibility for the content and design of all labels, tap covers, crowns, six-packs, cartons, cases and other Packaging Materials. BBC and Matt will work together to insure that any problems caused by BBC resulting from BBC's having this responsibility are resolved to their mutual satisfaction.

            (h) In the event sales of Products are substantially less than forecasted by BBC, resulting in excess inventories of Brewing and Other Ingredients, Packaging Materials, Brewing Supplies and/or Other Materials purchased by Matt for the production of the Products, BBC will purchase such excess inventories from Matt, at Matt's cost (including material and handling costs).

            (i) Upon the termination of this Agreement for any reason: (i) BBC will purchase from Matt (x) all finished Products and inventory of work in progress (when finished), at their then Prices, and (y) all inventory of Brewing and Other Ingredients, Packaging Materials, Brewing Supplies and Other Materials used for the production of the Products that are in excess of quantities reasonably useable by Matt for its own products, at Matt's cost (including material and handling costs); and (ii) Matt will make available for pick up by BBC at Matt's dock all finished Products and all such Brewing and Other Ingredients, Packaging Materials, Brewing Supplies and Other Materials.

      4.    TERM

            (a) This Agreement shall commence as of the Effective Date and continue for a period of [ * ] (the "Initial Term") and, thereafter, indefinitely until terminated pursuant to Section 5 hereof. The Parties acknowledge that BBC's obligations pursuant to this Agreement to make payments to Matt and the Parties' respective rights and obligations under Sections 3(b), 12, 14, 15, 16 and 24 shall survive the termination of this Agreement.

      5.    TERMINATION

            (a) Either Party may terminate this Agreement effective immediately upon written notice to the other Party in the event that the other Party is in default of any of its obligations under this Agreement, which default continues for a period of [ * ] following receipt of written notice of such default.

            (b) Either Party may terminate this Agreement effective immediately upon written notice to the other Party in the event that: (i) the other Party makes an assignment for the benefit of creditors or files a voluntary bankruptcy, insolvency, reorganization or similar petition seeking protection from creditors; (ii) the other Party fails to vacate any involuntary bankruptcy, insolvency or reorganization petition filed against such Party within [ * ] after the filing of such petition; or (iii) the other Party liquidates, dissolves or ceases to do business as a going concern.

            (c) Either Party may terminate this Agreement on [ * ] prior written notice, effective at any time after the expiration of the Initial Term.

            (d) Upon termination of this Agreement pursuant to this Section 5, BBC shall promptly pay to Matt in full (i) all unpaid invoices and (ii) when invoiced, all uninvoiced costs incurred by Matt pursuant to this Agreement in the brewing, packaging, shipping and storage of Products. Matt will use all reasonable efforts to minimize such costs upon termination and BBC will have the right to review documentation evidencing such costs.

      6. PRODUCTION VOLUME, SCHEDULING, MINIMUM ORDERS AND INVENTORY
REQUIREMENTS

            (a) Matt shall make available to BBC up to [ * ] of production each week unless otherwise mutually agreed. This production may consist of both packaged and draft volume, but draft volume shall not exceed [ * ] of the total unless mutually agreed to by the Parties. BBC shall, at the time of signing this Agreement and thereafter on an annual basis on or about October 31 in each year in which this Agreement remains in effect, provide Matt with a forecast of its monthly production requirements, by package and Product, for the following calendar year. To facilitate efficient use of ruh and storage tanks, BBC will attempt to schedule its production so that Matt will be producing the same Product during most weeks.

            (b) Prior to Matt's commencing the brewing of Products and on a weekly basis thereafter, BBC shall provide Matt with a [ * ] Production Plan for Products (the "Production Plan"). The Production Plan shall be a rolling [ * ] schedule setting forth brewing and packaging requirements for Products for each week during the [ * ] weeks covered by the Production Plan. All brewing and packaging requirements for Products during the [ * ] weeks of the Production Plan shall constitute firm orders by BBC. All brewing and packaging requirements for Products during the [ * ] weeks of the Production Plan shall be a forecast of BBC's best estimate of brewing and packaging requirements for Products and shall be used by Matt for capacity planning purposes. BBC shall update the Production Plan each week by providing its best estimate of brewing and packaging requirements for the [ * ] week and by revising the schedule for brewing and packaging requirements in the [ * ] through [ * ] weeks of the Production Plan. Matt shall have the right, in its sole discretion, to set actual brewing and packaging dates and times, provided that Matt and BBC shall use their best efforts to minimize the length of time that Products remain in storage prior to packaging

            (c) BBC shall place all orders for packaging and shipment of Products by the eighth business day of each month (the "Packaging Schedule"). The Packaging Schedule shall set forth the quantity of Products by Product and package type and the week in which each order shall be shipped in the following month. In determining the Packaging Schedule, BBC shall use its best efforts to avoid any situation where a Product remains in storage for more than [ * ] after it is ready for packaging; if it does not, Matt may cease brewing for BBC hereunder for so long as the delay continues, provided that Matt has given BBC at least [ * ] of its intent to cease brewing. BBC shall also schedule packaging in increments of [ * ] of each bottle or can type, with minimum requirements for specific labels or packages set to minimize


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
change-overs and fit Matt's production capabilities, except that no production run shall package less than [ * ] case equivalents per package configuration or less than [ * ] case equivalents per label configuration.

            (d) Matt will inventory finished goods of Product with the following conditions and guidelines:

                  (i) Matt shall not be required to keep at the Matt Brewery more total inventory, of all Products (in the aggregate), than [ * ] supply. Any excess over [ * ] supply may be moved to an outside warehouse. BBC agrees to pay, or reimburse Matt for, all expenses incurred in that regard, including, without limitation, transportation and storage charges, provided that prior notice has been given to BBC.

                  (ii) BBC will monitor and, if necessary, modify its package and Product configurations to allow minimum production runs (as defined elsewhere in this Agreement) for any individual Product configuration to be less than [ * ] days of sales in finished goods inventory.

                  (iii) Any Product stored more than [ * ] days will be removed from the Matt warehouse by BBC. Such Product will be considered shipped and Matt will initiate billing to BBC as described in Subsection 2(e).

      7.    SHIPMENTS; RISK OF LOSS

            (a) BBC shall have sole responsibility for selecting carriers and making all arrangements for shipment of Products to its customers, and BBC shall pay for all costs associated with shipment of Products from Matt's facility.

            (b) BBC and Matt acknowledge and agree that, consistent with the F.O.B. pricing terms, the risk of loss in loading the carrier's trucks shall be borne by Matt. However, the carrier's driver shall have the right to inspect each shipment for damage prior to leaving the loading dock and, accordingly, BBC shall bear the risk of loss on any shipment of Products, once the carrier's truck leaves loading dock.

      8.    BREWERY OF RECORD

            (a) Matt shall provide all Products brewed hereunder under the name, as the Brewery of Record, "The Boston Beer Company" and/or such other "d/b/a names" used by BBC from time to time. Matt shall secure and maintain any permits, licenses, approvals and the like required by any federal, state or local governmental agency on behalf of BBC. BBC agrees to reimburse Matt for any reasonable out-of-pocket costs, including, without limitation, legal expenses, incurred in connection therewith.

            (b) At the request of BBC, Matt shall use its best efforts to establish and maintain an alternating proprietorship to permit BBC to retain its Federal Brewer's Notice and to be regarded as the manufacturer of its Products at the Matt Brewery and, subject to and in compliance with all applicable federal, state or local laws, rules and regulations, to identify Utica, New York, as the label source for Products. BBC agrees to reimburse Matt for its reasonable out-of-pocket costs, including, without limitation, legal expenses, incurred in connection therewith.


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
      9.    FORCE MAJEURE

            (a) Matt shall not be liable to BBC in the event of delays or failures in delivering Products to BBC hereunder for any reason or cause beyond its control, including but not limited to a slowdown, stoppage or reduction of Matt's production or delivery due to strikes, fire, flood, labor stoppage or slowdown, inability to obtain materials or packages, shortage of energy, acts of God, a limitation or restriction of its production by action of any military or governmental authority, acts of terrorism, or any other causes beyond Matt's control.

            (b) In the event of any probable slowdown, stoppage or reduction of Matt's production or deliveries, Matt will provide BBC with as much advance notice as possible as well as notice of any anticipated increase in costs in producing the Products as a result of such slowdown, stoppage or reduction or production or deliveries. BBC shall use its best efforts to move production of Products to its other suppliers, if any, for the duration of any such slowdown, stoppage or reduction so as to minimize the amount of Products that Matt is required to produce for BBC during such slowdown, stoppage or reduction, provided that no penalties or costs greater than those that would have been paid by BBC at the Matt Brewery would be incurred as a result of such transfer of production. However, BBC may require Matt to allocate its remaining capacity at the Matt Brewery on a pro rata basis between Products and other products then produced by Matt, provided that BBC shall pay its pro rata share of any increased production costs caused by such slowdown, stoppage or reduction (without regard to the maximums provided in subsection 2(b)). The pro rata allocation of Matt's remaining production capacity shall be based on the proportionate volume of Products and other products produced by Matt during the [ * ] period immediately preceding the month in which occurred the event which gave rise to the slowdown, stoppage or reduction of Matt's production or delivery.

      10.   CHANGE PARTS AND BREWERY MODIFICATIONS

            (a) The cost to Matt for routine and customary preventive maintenance labor services for equipment not unique to producing Products (i.e., that Matt uses for its own production as well) has been and will be included in determining the Fixed Charge.

            (b) BBC will pay for all change parts, brewery modifications, or major maintenance of equipment unique to production of Products, provided that Matt notifies BBC in advance of making any such expenditures. BBC shall own all such change parts and brewery modifications paid for by BBC and Matt shall allow BBC to remove all such change parts and brewery modifications at the termination of this Agreement, provided that BBC shall restore, or reimburse Matt for its cost to restore, Matt's equipment or facilities to their condition prior to the installation of such change parts or modifications, ordinary wear and tear excluded.

            (c) The cost and ownership of any change parts or brewery modifications or equipment that can also be used by Matt to produce its own and/or other Matt contract brewing products shall be allocated between Matt and BBC and a prearranged amortization schedule will be ageed to by written agreement prior to the purchase and installation of such change parts, brewery modifications or equipment. Upon termination of this Agreement, Matt will have the option to purchase such change parts, brewery modifications or equipment at their then unamortized value. Unless otherwise provided in such agreement, (i) production of Products shall take full advantage of efficiencies resulting from investments by BBC; (ii) subject to the minimums provided for in subsection 2(b), all reductions in Matt's costs of producing Products achieved as a result of investments by BBC will be passed on to BBC in the form of a reduced


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
Brewery Charge, and (iii) reductions in Matt's costs of producing other Matt or Matt contract brewing products resulting from investments by BBC will inure to the sole benefit of Matt.

            (d) Matt agrees to execute an appropriate UCC financing statement to reflect BBC's ownership of any change parts or brewery modifications owned solely by BBC whose value exceeds $[ * ].

            (e) Matt shall have no obligation to make any modifications to its equipment or facilities to accommodate the production of Products, other than those necessary to meet the specifications originally set forth in Schedules C and D, unless agreed to by Matt in writing in advance.

      11.   NO AGENCY

            BBC and Matt understand and agree that neither Party is, by virtue of this Agreement or anything contained herein, including Matt affixing to any Products and/or registering the name of "The Boston Beer Company" or any other trade name adopted by BBC, constituted or appointed the agent of the other Party for any purpose whatsoever, nor shall anything herein contained be deemed or construed as granting BBC or Matt any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any manner or way whatsoever.

      12.   PRODUCT LIABILITY AND INDEMNIFICATION

            (a) BBC and Matt shall each maintain products liability insurance coverage in the respective amounts of not less than $[ * ] per occurrence and $[ * ] combined single limit, and in the amount of not less than $[ * ] combined single limit in the aggregate relating to Products produced by Matt for BBC hereunder.

            (b) Matt shall indemnify and hold harmless BBC and all of its affiliates from and against any and all loss, liability, cost or expense of any nature whatsoever, including reasonable attorney's fees (collectively, "Products Liability Damages"), arising out of the negligent manufacture and/or packaging, storage and handling of Products by Matt under this Agreement.

            (c) BBC shall indemnify and hold harmless Matt and all of its affiliates from and against any and all Products Liability Damages to the extent arising out of (i) improper storage, handling or alteration of Products after delivery to BBC or its customers, (ii) a claim that any Products are inherently defective, and/or (iii) the use of Brewing or Other Ingredients, Packaging Materials, Brewing Supplies or Other Materials negligently specified or approved by BBC.

            (d) Notwithstanding the provisions of subsections (b) and (c) of this Section 12, in no event shall either Party be liable to indemnify the other Party for Product Liability Damages suffered by the other Party in an amount greater than the lesser of (i) $[ * ] or (ii) $[ * ] plus [ * ] times the aggregate Fixed Charge paid by BBC to Matt for all Products during the [ * ] months preceding the month in which the event giving rise to the claim for indemnification occurred.


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
      13.   RECIPE AND QUALITY

            (a) Matt shall produce Products using the ingredients and brewing formula and procedures specified from time-to-time by BBC. BBC may change ingredients and/or brewing formula and procedures upon reasonable notice; provided that (i) the cost of any such change shall be borne by BBC, (ii) the specified ingredients are readily available in the necessary time frame and
(iii) the change does not impose a commercially unreasonable burden on Matt or create, in Matt's reasonable opinion, a risk of damage to Matt's equipment.

            (b) Matt shall meet the specifications for Products attached hereto as Schedule C. BBC has the right, prior to packaging, to reject batches of Products which it determines to taste materially different from representative samples of such Products previously brewed by Matt and accepted by BBC, such rejection not to be arbitrary or unreasonable, and if the failure to meet specifications was Matt's fault (as opposed to some other cause, such as materials or ingredients supplied by BBC not being up to standard), Matt shall reimburse BBC for the cost of materials or ingredients paid for by BBC.. The Parties shall work cooperatively to mitigate such costs to Matt arising out of such rejection.

      14.   TRADEMARKS

            (a) Matt acknowledges that no trademark or trade name rights in any trademarks, trade names, service marks, logos or other intellectual property owned by BBC (collectively, the "Trademarks") are granted by this Agreement.

            (b) Consistent with the provisions of subsection 14(a) above, BBC hereby consents to the use of the Trademarks by Matt, solely as necessary to carry out is obligations under this Agreement.

            (c) BBC hereby represents, warrants and covenants to Matt that it has and will maintain its right to use the Trademarks and will indemnify and hold harmless Matt from any and all loss, liability, cost or expense, including reasonable attorneys' fees, arising out of any claim of any alleged infringement by any person against Matt.

            (d) BBC acknowledges that it is expressly prohibited from using in any manner whatsoever the name "F.X. Matt Brewing Company" or any similar name, or any trademark or trade name owned by Matt, without the prior written consent of Matt, which consent may be granted or withheld by Matt in its sole and absolute discretion.

      15.   COMPETING PRODUCTS

            (a) Matt will not at any time use for any of its own products or other Matt contract brewing products the specific brewing formula supplied to Matt by BBC to produce any Product. Similarly BBC will not at any time use the specific brewing formula for proprietary products of Matt, including other Matt contract brewing products, to which BBC may at any time have had access or of which BBC may at any time become aware. BBC shall also not seek to use for any Products or any of its other proprietary products any yeast coming into the possession of BBC from Matt.

            (b) The Parties acknowledge that each of them is currently in the business of brewing craft and specialty malt beverage products and other beverage products that may be similar to and compete with the proprietary products of the other Party (the "Other Party's


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
Products"). Each of the Parties agree that nothing in this Agreement shall prevent the other Party from continuing or expanding its malt beverage and other beverage businesses, including Matt's contract brewing business, provided that neither Party shall intentionally copy any formula for any of the Other Party's Products or attempt to use any yeast purchased by the other Party to produce any of the Other Party's Products. BBC shall have no rights with respect to any products brewed at the Matt Brewery, except for the Products covered by this Agreement and work-in-process for those Products, produced by Matt specifically for BBC.

      16.   RIGHTS OF OFFSET

            The parties acknowledge and agree that, to the extent a Party is at any time owed money by the other Party, such Party may set off such amount against any monies owed by such Party from time to time to such other Party, said set-off to be accomplished by written notice to such other Party effective upon being sent.

      17.   NOTICES

            All notices required herein shall be given by certified Mail, return receipt requested, or by overnight courier service, to the following addresses (unless change thereof has previously been given to the Party giving the notice) and shall be deemed effective when received:

         If to BBC:                 Martin F. Roper, President and CEO, and
                                    Jeffrey D. White, Chief Operating Officer
                                    Boston Beer Corporation
                                    75 Arlington Street, Fifth Floor
                                    Boston, Massachusetts 02116

         With copy to               Legal Department
                                    Boston Beer Corporation
                                    75 Arlington Street, Fifth Floor
                                    Boston, Massachusetts 02116

         If to Matt:                Nicholas O. Matt, President
                                    Matt Brewing Co., Inc.
                                    811 Edward Street
                                    Utica, New York  13502

         With copy to               Walter J. Matt, Jr., Esq.
                                    8 Soldiers Place
                                    Buffalo, New York 14222


      18.   SUCCESSORS AND ASSIGNS

            This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties, but shall not be assigned by any Party, whether by merger, consolidation, reorganization, operation of law or otherwise, except to a parent, subsidiary or affiliate, without the prior written consent of the other Party, which consent will not be unreasonably withheld. No failure of a Party to consent to a proposed assignment of this Agreement by the other Party shall be deemed unreasonable if such Party believes in good faith that the proposed assignee is not capable of performing the financial or production obligations of the Party proposing to assign this Agreement. Assignment of this Agreement shall not relieve the assigning Party of its financial obligations hereunder, including its indemnification obligations hereunder.

      19.   DISPUTE RESOLUTION

            Any disagreement, dispute, controversy or claim with respect to the validity of this Agreement or arising out of or in relation to the Agreement, or breach hereof, shall be submitted to arbitration in either Albany, New York or Springfield, Massachusetts (whichever the Party not initiating the arbitration proceeding shall chose) in accordance with articles of the American Arbitration Association for Commercial Arbitration. The arbitrator(s) shall have the right to assess costs including legal expenses, in favor of the prevailing party. The decision of the arbitrator(s) shall be final and binding on both Parties. Notwithstanding the foregoing, the Parties may, prior to submitting a dispute to arbitration, have recourse to the courts of the United States of America or the State of New York or the Commonwealth of Massachusetts for the purpose of obtaining a temporary restraining order or other preliminary injunctive relief.

      20.   EXECUTION IN COUNTERPARTS

            This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

      21.   AMENDMENTS

            No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed on behalf of the parties hereto by their duly authorized representatives.

      22.   NO THIRD-PARTY BENEFICIARIES

            BBC and Matt agree that this Agreement is solely for their benefit and it does not nor is it intended to create any rights in favor of, or obligations owing to, any person not a Party to this Agreement.

      23.   MERGER: SEPARABILITY

            This Agreement terminates and supersedes all prior formal or informal understandings between the Parties with respect to the subject matter contained herein, provided that the confidentiality and all other obligations of BBC and Matt under the Confidentiality Agreement dated August 14, 2001 shall remain in full force and effect in accordance with the terms thereof. Should any provision or provisions of this Agreement be deemed ineffective or void for any reason whatsoever, such provision or provisions shall be deemed separable and shall not affect the validity of any other provision.

      24.   LIMITATION PERIOD ON CLAIMS

            All claims hereunder must be brought no later than [ * ] after such claims arose or the Party having such claim shall be deemed to have waived and forever released it: provided that for this purpose, a claim will be deemed to have arisen at the time the Party asserting the claim first became aware of it.

         IN WITNESS WHEREOF, the parties hereto enter into this Agreement as of the date first above written.

                                           BOSTON BEER COPRORATION



S/ JEFFREY D. WHITE                        By S/ MARTIN F. ROPER
-------------------                           ----------------------------------
Witness                                       Martin F. Roper, President and CEO



                                           MATT BREWING CO., INC.



S/ ROBERT COOLY                            By S/ NICHOLAS O. MATT
---------------                               ---------------------------
Witness                                       Nicholas O. Matt, President

                                   SCHEDULE A

                                  BEER PRODUCTS

                                      [ * ]

                                  SCHEDULE B-1

                                      [ * ]

                                  SCHEDULE B-2

                                      [ * ]

                                   SCHEDULE C

                            PACKAGING SPECIFICATIONS

                                   SCHEDULE D

                             PRODUCT SPECIFICATIONS